Exhibit 77(a)(4)
ING EQUITY TRUST

CERTIFICATE OF AMENDMENT OF DECLARATION OF TRUST AND REDESIGNATION OF SERIES

Effective: August 17, 2009

The undersigned, being a majority of the Trustees of ING Equity Trust, a Massachusetts business trust (the “Trust”), acting pursuant to Article VIII, Section 8.3, of the Trust’s Amended and Restated Declaration of Trust, dated February 25, 2003, as amended (the “Declaration of Trust”), hereby amend the Declaration of Trust to redesignate one of the existing series of the Trust as follows:

1.	The “ING Principal Protection Fund X” is redesignated the “ING Index Plus
LargeCap Equity Fund X.”

IN WITNESS WHEREOF, the undersigned have this day signed this Certificate of
Amendment of Declaration of Trust and Redesignation of Series.

/s/ Colleen D. Baldwin . Colleen D. Baldwin, as Trustee	/s/ J. Michael Earley . J. Michael Earley, as Trustee
/s/ John V. Boyer . John V. Boyer, as Trustee	/s/ Patrick W. Kenny . Patrick W. Kenny, as Trustee
/s/ Patricia W. Chadwick . Patricia W. Chadwick, as Trustee	/s/ Shaun P. Mathews . Shaun P. Mathews, as Trustee
/s/ Robert W. Crispin . Robert W. Crispin, as Trustee	/s/ Sheryl K. Pressler . Sheryl K. Pressler, as Trustee
/s/ Peter S. Drotch . Peter S. Drotch, as Trustee	/s/ Roger B. Vincent . Roger B. Vincent, as Trustee